Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mike Van Handel
ManpowerGroup
+ 1.414.906.6305
michael.vanhandel@manpowergroup.com

ManpowerGroup Announces New Share Repurchase Program

MILWAUKEE (12 December 2012) – The Board of Directors of ManpowerGroup. (NYSE:MAN) approved a new share repurchase program, which gives the Company the ability to repurchase up to 8 million shares of its issued and outstanding common stock.  Purchases under this program may be made from time to time in open market or privately negotiated transactions.  The Company has completed all other repurchase programs previously authorized, bringing the total year-to-date purchases to 3.6 million shares.

Additional financial information about ManpowerGroup including stock history and annual shareholder reports, can be found at http://www.manpowergroup.com/investors/investors.cfm.

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About ManpowerGroup

ManpowerGroup™ (NYSE: MAN), the world leader in innovative workforce solutions, creates and delivers high-impact solutions that enable our clients to achieve their business goals and enhance their competitiveness. With over 60 years of experience, our $22 billion company creates unique time to value through a comprehensive suite of innovative solutions that help clients win in the Human Age. These solutions cover an entire range of talent-driven needs from recruitment and assessment, training and development, and career management, to outsourcing and workforce consulting. ManpowerGroup maintains the world’s largest and industry-leading network of 3,600 offices in 80 countries and territories, generating a dynamic mix of an unmatched global footprint with valuable insight and local expertise to meet the needs of its 400,000 clients per year, across all industry sectors, small and medium-sized enterprises, local, multinational and global companies. By connecting our deep understanding of human potential to the ambitions of clients, ManpowerGroup helps the organizations and individuals we serve achieve more than they imagined – because their success leads to our success. And by creating these powerful connections, we create power that drives organizations forward, accelerates personal success and builds more sustainable communities. We help power the world of work. The ManpowerGroup suite of solutions is offered through ManpowerGroup™ Solutions, Manpower®, Experis™ and Right Management®. Learn more about how ManpowerGroup can help you win in the Human Age at www.manpowergroup.com.

ManpowerGroup is the most trusted brand in the industry, and was once again the only company in our industry to be named to the Ethisphere Institute's 2012 World's Most Ethical Companies list for our proven commitment to ethical business practices, including an outstanding commitment to ethical leadership, compliance practices and corporate social responsibility.

In January 2011, at the World Economic Forum Annual Meeting in Davos, Switzerland, ManpowerGroup announced the world has entered the Human Age, where talent has replaced capital as the key competitive differentiator. This concept of talentism as the new capitalism continues to resonate and was echoed as a core theme of the 2012 Annual Meeting of the World Economic Forum in Davos. Learn more about this new age at www.manpowergroup.com/humanage

Gain access to ManpowerGroup’s extensive thought leadership papers, annual Talent Shortage surveys and the Manpower Employment Outlook Survey, one of the most trusted indices of employment activity in the world, via the ManpowerGroup World of Work Insight iPad application. This thought leadership app explores the challenges faced by employers navigating the changing world of work and provides in-depth commentary, analysis, insight and advice on strategies for success.

Follow ManpowerGroup Chairman and CEO Jeff Joerres on Twitter: twitter.com/manpowergroupjj. Joerres is one of only 20 Fortune 500 CEOs who leverages a Twitter account to get his message out.

ManpowerGroup • 100 Manpower Place, Milwaukee, WI  53212 • USA • Phone +1.414.961.1000 • www.manpowergroup.com